                                                                    Exhibit 12.1

URS CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(In thousands)

                                                 October 31,     October 31,    October 31,    October 31,    October 31,
                                                    1998            1997           1996           1995           1994
                                                    ----            ----           ----           ----           ----
Income before taxes                              $ 41,467        $ 19,205       $ 12,055       $  6,356       $  4,889
                                                 =====================================================================

Fixed charges:

   Interest expense and amortization of debt
   discount on all indebtedness                  $ 10,931        $  5,623       $  4,443       $  1,640       $  1,501

   Appropriate portion (1/3) of rentals            10,200           4,967          3,633          1,900          1,767
                                                 ---------------------------------------------------------------------
Total fixed charges                              $ 21,131        $ 10,590       $  8,076       $  3,540       $  3,268
                                                 =====================================================================

Income before taxes plus fixed charges           $ 62,598        $ 29,795       $ 20,131       $  9,896       $  8,157
                                                 =====================================================================

Ratio of earnings to fixed charges                    3.0             2.8            2.5            2.8            2.5
                                                 =====================================================================

                                                 April 30,       April 30,
                                                   1999            1998
                                                 ---------       ---------
Income before taxes                               $22,467         $16,712
                                                  =======         =======
Fixed charges:

   Interest expense and amortization of debt
   discount on all indebtedness                   $ 5,325         $ 5,307


   Appropriate portion (1/3) of rentals             5,533           5,067
                                                  -------         -------

Total fixed charges                               $10,858         $10,374
                                                  =======         =======

Income before taxes plus fixed charges            $33,325         $27,086
                                                  =======         =======

Ratio of earnings to fixed charges                    3.1             2.6
                                                  =======         =======